Exhibit 4.47.2

[Certain confidential portions of this exhibit have been redacted pursuant to 4(a) of the Instructions as to Exhibits of Form 20-F. The omitted information (i) is not material and (ii) is the type of information the Company treats as private or confidential. In addition, schedules and similar attachments to this exhibit have been omitted pursuant to the Instructions as to Exhibits of Form 20-F.]

INCREMENTAL AMENDMENT

This INCREMENTAL AMENDMENT, dated as of November 3, 2022 (this “Agreement”), among LATAM Airlines Group S.A. (the “Parent”), Professional Airline Services, Inc. (the “Co-Borrower” and, together with Parent, the “Borrowers”), the other Loan Parties (as defined in the Credit Agreement referred to below) party hereto, Goldman Sachs Lending Partners LLC, as Administrative Agent, the Incremental Term Lender (as defined below) and the other Lenders (as defined below) party hereto.

W I T N E S S E T H:

WHEREAS, the Parent is party to that certain Debtor-in-Possession and Exit Term Loan Credit Agreement, dated as of October 12, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, prior to the date hereof, the “Existing Credit Agreement”, and the Existing Credit Agreement as amended hereby, the “Credit Agreement”), among the Parent, the Co-Borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time (the “Lenders”), Goldman Sachs Lending Partners LLC, as Administrative Agent, and Wilmington Trust, National Association as Collateral Trustee;

WHEREAS, the Parent has, by notice dated as of October 14, 2022 to the Administrative Agent delivered pursuant to Section 2.22(a) of the Existing Credit Agreement, requested the establishment of Incremental Term Loan Commitments on the Increase Effective Date (as defined below) in an aggregate principal amount of $350,000,000 (the loans in respect thereof “Incremental Term Loans”) and the borrowing thereof on the terms set forth therein on the Increase Effective Date, which Incremental Term Loans shall be fungible with the Existing Initial Term Loans (as defined below) after giving effect to the Conversion Date;

WHEREAS, in connection with the primary syndication of the Term Loan Facility, Goldman Sachs Lending Partners LLC (the “Incremental Term Lender”) has agreed on the terms and conditions set forth herein and in the Existing Credit Agreement, to provide the full aggregate principal amount of the Incremental Term Loans;

WHEREAS, the Parent has requested that certain other amendments be made to the Existing Credit Agreement; and

WHEREAS, the Required Lenders on the terms and conditions set forth herein are willing to provide the requested consent and agree to the amendment set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I. DEFINED TERMS

Terms defined in the Credit Agreement and not defined herein are used herein as defined therein.

II. INCREMENTAL TERM LOANS

(a) Subject to and upon the terms and conditions set forth herein, the Incremental Term Lender severally agrees to make, on the Increase Effective Date, an Incremental Term Loan in dollars to the Parent in an amount equal to the commitment amount set forth next to the Incremental Term Lender’s name in Schedule I hereto under the caption “Incremental Term Commitment”; provided that the Incremental Term Loans shall each constitute the same Class of Term Loans under the Credit Agreement as the Initial Term Loans made prior to the date hereof (the “Existing Initial Term Loans”) and shall be fungible with the Existing Initial Term Loans. Except as necessary to give effect to the provisions of clauses (b) through (h) below, the Incremental Term Loans shall be “Loans”, “Term Loans”, “Initial Term Loans” and “Incremental Term Loans” for all purposes of the Credit Agreement and the other Loan Documents. The Incremental Term Loans may be repaid or prepaid in the same manner as the Initial Term Loans in accordance with the provisions of the Credit Agreement and this Agreement, but once repaid or prepaid may not be reborrowed.

(b) The proceeds of the Incremental Term Loans shall be used to repay outstanding amounts under (a) that certain Senior Secured Bridge to 5Y Notes Credit Agreement, dated as of October 12, 2022 and (b) that certain Senior Secured Bridge to 7Y Notes Credit Agreement, dated as of October 12, 2022, in each case with the Parent and Co-Borrower as borrowers and JPMorgan Chase Bank, N.A., as administrative agent (the “Bridge Facilities”).

(c) The aggregate principal amount of the Incremental Term Loans made on the Increase Effective Date shall be $350,000,000.

(d) The Incremental Term Lender shall make the entire Incremental Term Loan on the Increase Effective Date by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent will make the Incremental Term Loans available to the Borrowers by promptly crediting the proceeds so received, in like funds, to an account designated by the Borrowers in the applicable borrowing notice.

(e) Maturity. The maturity date in respect of the Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall be the Maturity Date in respect of the Existing Initial Term Loans as set forth in the definition “Maturity Date” in the Credit Agreement.

(f) Interest. The Incremental Term Loans shall accrue interest on the same basis, and with the same Applicable Margin, as the Existing Initial Term Loans. The Incremental Term Loans shall have the same Interest Period and Interest Payment Date as the Existing Initial Term Loans (it being understood that, as of the Increase Effective Date, the Incremental Term Loans shall constitute Term Benchmark Loans having an initial Interest Period ending on the last day of the last day of the initial Interest Period applicable to the Existing Initial Term Loans). For the avoidance of doubt, upon the payment of all accrued and unpaid interest to but excluding the Increase Effective Date on the Existing Initial Term Loans on the Increase Effective Date, the duration, the Interest Payment Date and the Adjusted Term SOFR Rate applicable to the Interest Period that commenced on the Closing Date (the “Initial Interest Period”) shall each remain unchanged, and following the Increase Effective Date, (i) the Initial Interest Period shall end on the same date that the Initial Interest Period would have ended on had no payment of interest been made on the Increase Effective Date and (ii) the interest on the Initial Term Loans (constituting the Existing Initial Term Loans and the Incremental Term Loans) for the remaining Initial Interest Period shall be (x) calculated using such unchanged Adjusted Term SOFR Rate and (y) payable on the same Interest Payment Date applicable to the Initial Interest Period had no payment of interest been made on the Increase Effective Date.

(g) Amortization. Commencing with the fiscal quarter ending March 31, 2023, the Incremental Term Loans shall be repayable in equal quarterly installments such that the amount repaid in each such quarterly installment is equal to 0.25% of the original aggregate principal amount of the Incremental Term Loans (as such amounts may be reduced pursuant to Section 2.09 and Section 2.10 of the Credit Agreement, as applicable) on the same dates as for the Existing Initial Term Loans as set forth in Section 2.08(a) of the Credit Agreement. The balance of the Incremental Term Loans will be repayable on the Incremental Term Loan Maturity Date.

(h) Guarantees and Security. The Incremental Term Loans shall (i) benefit from the same guarantees as the Guarantees in respect of the Existing Initial Term Loans, (ii) be secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Existing Initial Term Loans and (iii) be pari passu in right of payment with the Existing Initial Term Loans.

(i) Other Terms of Incremental Term Loans. Except as expressly set forth herein, the Incremental Term Loans shall have the same terms and conditions as the Existing Initial Term Loans and shall be “Initial Term Loans” for all purposes under the Credit Agreement and the other Loan Documents.

III. AMENDMENTS

(a) The definition “Conversion Date Indebtedness” in the Credit Agreement is hereby amended and restated in its entirety as follows:

“Conversion Date Indebtedness” shall mean (a) Priority Lien Debt in an aggregate principal amount not to exceed $[*], which Indebtedness is incurred solely to either (i) make payments required to unsecured creditors pursuant to the Reorganization Plan in connection with the Conversion Date or (ii) refinance any payment made pursuant to clause (i) above or (b) Permitted Refinancing Indebtedness in respect of any Priority Lien Debt incurred on the Closing Date.

(b) The definition “Initial Term Loans” in the Credit Agreement is hereby amended and restated in its entirety as follows:

“Initial Term Loans” shall mean (a) the Term Loans incurred by the Borrowers on the Closing Date in an amount not to exceed the aggregate amount of the Term Loan Commitments set forth on Annex A attached hereto and (b) any the Incremental Term Loans incurred by the Borrower following the Closing Date and designated as an “Initial Term Loan” by the relevant Increase Joinder (it being understood that any references to Initial Term Loans being made on the Closing Date shall refer solely to the Term Loans referred to in clause (a) of this definition).

(c) The following definition of “Term Loan Commitment” is hereby amended and restated in its entirety as follows:

“Term Loan Commitment” shall mean the commitment of each Term Lender to make Term Loans hereunder, as the same may be changed from time to time pursuant to the terms hereof and, in the case of the Initial Term Loans on the Closing Date, in an aggregate principal amount equal to the amount set forth under the heading “Term Loan Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Term Lender became a party hereto. The aggregate amount of the Term Loan Commitments as of the Closing Date is $750.0 million of Initial Term Loans.

(d) Section 2.01(a) (“Closing Date; Term Loan Commitments”) in the Credit Agreement is hereby amended and restated in its entirety as follows:

Closing Date; Term Loan Commitments. Each Term Lender severally, and not jointly with the other Term Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make an Initial Term Loan denominated in Dollars to the Borrowers on the Closing Date in an aggregate principal amount equal to the Term Loan Commitment of such Term Lender as of the Closing Date, which Initial Term Loans shall constitute Term Loans for all purposes of this Agreement and shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Each Term Lender’s Term Loan Commitment as of the Closing Date shall terminate automatically and without further action on the Closing Date after giving effect to the funding by such Term Lender of the Initial Term Loans to be made by it on such date and permanently be reduced to $0 upon the funding of the Commitment on the Closing Date.

(e) Both instances of the term “New Low Tax Jurisdiction Entity” in Section 10.02(e) in the Credit Agreement shall be replaced with “Low Tax Jurisdiction Entity.”

IV. ACKNOWLEDGEMENT OF INCREMENTAL TERM LENDER

The Incremental Term Lender represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

V. EFFECT ON THE LOAN DOCUMENTS

Except as expressly provided herein, (a) the Incremental Term Loans shall be subject to the provisions of the Credit Agreement and the other Loan Documents that apply to “Loans”, “Term Loans”, “Initial Term Loans” and “Incremental Term Loans” thereunder and (b) all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. This Agreement shall constitute an “Increase Joinder” and a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. Provisions of this Agreement are deemed incorporated into the Credit Agreement as if fully set forth therein.

VI. CONDITIONS

This Agreement shall become effective on the date of satisfaction or waiver of the following conditions precedent (such date, the “Increase Effective Date”):

(a) The Administrative Agent shall have received (i) executed signature pages to this Agreement from the Parent, the Co-Borrower, each other Loan Party party hereto, the Administrative Agent, the Incremental Term Lender and the Required Lenders, (ii) a notice, duly executed by the Parent, setting forth the information required pursuant to Section 2.22(a) of the Credit Agreement requesting the borrowing of the Incremental Term Loans on the Increase Effective Date (it being understood that such notice, satisfying the requirements of Section 2.22(a) of the Credit Agreement, had already been received by Administrative Agent as of the date hereof).

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Increase Effective Date) of Cleary Gottlieb Steen & Hamilton LLP and from counsel in each jurisdiction in which a Borrower is organized in form and substance reasonably satisfactory to the Administrative Agent. The Parent hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates substantially consistent with those delivered pursuant to Sections 4.01(e) of the Existing Credit Agreement and otherwise as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers and the authorization of the borrowing of the Incremental Term Loans, all in form and substance satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a customary certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated the Increase Effective Date and signed by an authorized officer of the Parent, certifying compliance with the conditions set forth in clauses (f), (g) and (h) below.

(e) The Administrative Agent shall have received, or shall have been authorized by the Parent to deduct from the proceeds of the Incremental Term Loans, all fees and other amounts due and payable on or prior to the Increase Effective Date, including, to the extent invoiced at least five (5) Business Days prior to the Increase Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of one counsel in each applicable jurisdiction) required to be reimbursed or paid by any Loan Party hereunder or under any Loan Document. In addition, the Borrowers shall have executed and delivered a Funds Flow Direction Letter to the Administrative Agent instructing the Administrative Agent as to the flow of the proceeds of the Incremental Term Loans on the Increase Effective Date.

(f) No Event of Default has occurred and is continuing or would result from giving effect to the increased Commitments on, or the making of the Incremental Term Loans on, such Increase Effective Date.

(g) After giving Pro Forma Effect to the increased Commitments and the Incremental Term Loans to be made on the Increase Effective Date, the aggregate principal amount of the sum of all Priority Lien Debt and, without duplication, all Senior Priority Refinancing Indebtedness (including, in each case, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under a revolving credit facility as of such date) will not exceed the greater of (A) $3.5 billion and (B) such an amount that would cause the Asset Coverage Ratio to be equal to 2.35 to 1.0.

(h) The representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects as though made on the Increase Effective Date, except to the extent that any such representation or warranty expressly relates to a specified date, in which case, shall be true and correct in all material respects as though made as of such date (provided that any representation or warranty that is qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to the Incremental Term Loans). Notwithstanding anything herein or any other Loan Document to the contrary, for purposes of this Section 6(h), the representations and warranties contained in Section 3.04 of the Credit Agreement shall be deemed to refer to the “Increase Effective Date” instead of the “Closing Date”.

(i) Substantially concurrently with the Increase Effective Date, (A) the Bridge Facilities shall have been paid in full, (B) the Conversion Date shall have occurred and (C) the Administrative Agent shall have received the Conversion Date Certificate pursuant to the terms of the Credit Agreement.

(j) The Parent shall pay all accrued and unpaid interest to but excluding the Increase Effective Date on the Existing Initial Term Loans on the Increase Effective Date.

VII. REAFFIRMATION

By signing this Agreement, each Loan Party hereby confirms that (a) its obligations and liabilities under the Credit Agreement (including with respect to the Incremental Term Loans contemplated by this Agreement) and the other Loan Documents to which it is a party remain in full force and effect on a continuous basis after giving effect to this Agreement, (b) the Secured Parties remain entitled to the benefits of the Guarantees and the security interests set forth or created in the Security Documents and the other Loan Documents and (c) notwithstanding the effectiveness of the terms hereof, the Security Documents and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. Each Loan Party ratifies and confirms that all Liens granted, conveyed, or assigned to any Agent by such Person pursuant to each Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations as increased hereby.

VIII. EXPENSES

The Parent agrees to pay and reimburse the Administrative Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and delivery of this Agreement, including, without limitation, the reasonable and invoiced fees, charges and disbursements of one counsel in each relevant local jurisdiction to the Administrative Agent.

IX. MISCELLANEOUS

(a) This Agreement is binding and enforceable as of the date hereof against each party hereto and its successors and permitted assigns.

(b) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY AND, DURING ANY BANKRUPTCY EVENT, INCLUDING PRIOR TO THE CONVERSION DATE, THE BANKRUPTCY CODE.

(c) Section 10.05 of the Existing Credit Agreement shall be incorporated, mutatis mutandis, by reference herein and shall have the same force and effect with respect to this Agreement as if fully set forth herein.

(d) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), as well as deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. Delivery of an executed signature page of this Amendment by email or facsimile transmission (or other electronic transmission) shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow.]

LATAM AIRLINES GROUP S.A.

By:	/s/ Andres del Valle Eitel
	Name:	Andres del Valle Eitel
	Title:	Attorney-in-Fact

PROFESSIONAL AIRLINE SERVICES, INC.

By:	/s/ Paola Peñarete
	Name:	Paola Peñarete
	Title:	President

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